FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 29, 2009	Vito S. Pantilione, President and CEO

F. Steven Meddick, Executive Vice President, CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES EARNINGS FOR 2008

Washington Township, New Jersey- January 29, 2009- Parke Bancorp, Inc. (Nasdaq: “PKBK”), announced fourth quarter earnings of $873 thousand, or $0.22 per diluted share, representing decreases of $592 thousand or 40.4%, and $0.13 per diluted share, or 37.1%, below the results of the comparable quarter of 2007. For the fiscal year ended December 31, 2008, net income amounted to $4.2 million, or $1.05 per diluted share, representing decreases of $1.6 million, or 27.4%, and $0.37 per diluted share, or 26.1%, below the comparable period of 2007. The decline in earnings for the fourth quarter was due to the Other Than Temporary Impairment (OTTI) write down of two private issue Collateralized Mortgage Obligations (CMO’s) of an aggregate amount of $759 thousand, net of taxes. The decline in fiscal 2008 earnings was the result of a $350 thousand write-off of repossessed collateral in the form of stock holdings in an unrelated bank, the CMO write downs in the fourth quarter and OTTI write downs on two Government Sponsored Enterprises, the Federal National Mortgage Association’s (Fannie Mae) and the Federal Home Loan Mortgage Corporation’s (Freddie Mac), preferred stock taken in the second and third quarters. The total write down for all OTTI adjustments in 2008 was $1.4 million, after taxes.

Total assets of $603.2 million at December 31, 2008 increased $143.1 million, or 31.1%, from $460.1 million at December 31, 2007. Continued strong loan growth, primarily commercial loans, accounted for the majority of the increase as net loans receivable of $539.9 million at December 31, 2008 increased by $137.2 million, or 34.1%, from $402.7 million at December 31, 2007. Total investment securities of $39 million at December 31, 2008 increased $5.3 million, or 15.7%, from $33.7 million at December 31, 2007.

Total deposits amounted to $495.3 million at December 31, 2008 as compared to $379.5 million at December 31, 2007, resulting in an increase of $115.8 million, or 30.5%. Increases in time deposits of $60.2 million, money market accounts of $26.9 million and savings accounts of $26.7 million accounted for the majority of the change from year-end 2007 to year-end 2008. Total borrowings amounted to $61.9 million at December 31, 2008, an increase of $21.6 million or 53.6% compared to total borrowings of $40.3 million at December 31, 2007. Total stockholders’ equity of $41.5 million at December 31, 2008 represented an increase of $5.1 million, or 14%, from the December 31, 2007 level due mainly to 2008 earnings of $4.2 million and the exercise of stock warrants of $1.7 million, offset by an increase in the unrealized loss on available for sale investment securities of $820 thousand.

For the quarter ended December 31, 2008, net interest income of $5.0 million increased by $1.1 million or 29.3%, from the comparable quarter of 2007. Growth in interest-earning assets, primarily the commercial loan portfolio, was a major contributor to the increase in net interest income. This increase was partially offset by a decrease in loan yields of 128 basis points from 8.15% in the fourth quarter of 2007 to 6.87% in the fourth quarter of 2008. The cost of funding sources also contributed to the increase in net interest income for the fourth quarter of 2008 compared to the fourth quarter of 2007. Cost of funds decreased 127 basis points from 4.93% in the fourth quarter of 2007 to 3.66% in the fourth quarter of 2008. For the year ended December 31, 2008, net interest income of $17.6 million increased by $2.0 million, or 12.8%, from the comparable period of 2007. This increase was driven mainly by the growth in commercial loans and partially offset by the lower yields on interest earning assets as a result of the decline in most rate setting indices during 2008 and favorably impacted by lower cost of funds during the latter part of 2008.

Interest income of $9.8 million for the fourth quarter of 2008 increased by $1.2 million, or 14.0%, from the comparable quarter of 2007. The increase was attributable primarily to growth in average interest-earning assets, principally commercial loans, and was partially offset by a decline in the yield on average interest-earning assets. Average loans outstanding amounted to $535.8 million in the fourth quarter of 2008, which represented an increase of $140.7 million, or 35.1%, from the comparable quarter of 2007. The yield on interest-earning assets in the fourth quarter of 2008 of 6.77% decreased from 7.90% for the comparable quarter of 2007. The decline in the yield was due principally to a decline in rate setting indices from period to period.

For the full year ended December 31, 2008, interest income of $36.9 million was $3.7 million, or 11.1%, above the level of the comparable period of 2007. This was attributable to average interest-earning assets of $523.8 million for the full year 2008 increasing by $121.9 million, or 30.3%, above the average for the prior comparable period coupled with a 121 basis point or 14.6% decrease in the yield on those assets. The yield on loans, which is the largest segment of interest earning assets, was 8.54% in 2007 and 7.23% in 2008 a decrease of 131 basis points. The decline is a result of general market conditions in the region coupled with a decline in rate setting indices used by the Bank to price loans in 2008.

Interest expense of $4.8 million for the fourth quarter of 2008 was flat compared to the same period of 2007. Average interest bearing liabilities for the quarter ended December 31, 2008 were $523 million compared to $386.2 million for the quarter ended December 31, 2007, which represented an increase of $136.8 million or 35.4%. The volume increase was offset by a 126 basis point decrease in the cost of funds in the fourth quarter of 2008 compared to the fourth quarter of 2007. Rates paid on all categories of interest-bearing liabilities, which include retail deposits, brokered deposits and borrowed money were lower in the fourth quarter of 2008 then the fourth quarter of 2007.

For the full year ended December 31, 2008, interest expense of $19.3 million increased by $1.7 million, or 9.6%, as the average rate paid for the full year 2008 on interest-bearing liabilities decreased to 4.08% in 2008 from 4.92% for the comparable period of 2007 but was offset by volume increases in average deposits resulting in increased interest expense. Interest rates paid for borrowings and all retail and brokered deposits have decreased year over year as rate setting indices and local market conditions have allowed reductions in rates during the latter part of 2008.

The net interest margin of 3.43% for the fourth quarter of 2008 declined from 3.52% in the comparable quarter of 2007 as decreases in yields on interest earning assets slightly outpaced the reduction in funding cost. The net interest margin of 3.36% for the full year ended December 31, 2008 declined from 3.88% for the comparable period of 2007. Rates on newly generated and re-priced interest earning assets during the first three quarters in 2008 were pressured downward as the Fed cut the discount rate. However, there was not a corresponding reduction in the cost of retail and brokered deposits during that same time period.

The provision for loan losses amounted to $544 thousand for the fourth quarter of 2008 as compared to $265 thousand for the comparable quarter of 2007. The provision for loan losses for the full year ended December 31, 2008 amounted to $2.1 million versus $1.2 million for the comparable period of 2007. This increase of $900 thousand, or 75%, was driven by the credit quality of the loan portfolio at December 31, 2008. The allowance for loan losses amounted to $7.8 million, or 1.42%, of total gross loans at December 31, 2008 as compared to $5.7 million, or 1.40%, of total gross loans at December 31, 2007. Nonperforming loans at December 31, 2008, were $8.2 million as compared to $805 thousand at December 31, 2007. The majority of the $7.4 million increase is the result of a $5.2 million multi-family mid-rise and townhouse project going 60 days delinquent at December 31, 2008.

For the fourth quarter of 2008, non-interest income decreased by $1.5 million to a loss of $1.1 million as compared to the fourth quarter of 2007. The decrease was mainly related to a pre-tax other than temporary impairment write-down of $1.3 million on two private label collateralized mortgage obligation securities in the fourth quarter of 2008. For the year ended December 31, 2008, non-interest income amounted to a loss of $1.3 million, which represented a decrease of $2.7 million from the comparable period of 2007. The decrease was primarily the result of pre-tax other than temporary impairment write-downs of $989 thousand on Fannie Mae and Freddie Mac preferred stock and $1.3 million on two private label collateralized mortgage obligation securities. In addition the Company had pre-tax income of $205 thousand in 2007 as the result of the sale of repossessed property.

Non-interest expense amounted to $1.9 million for the fourth quarter of 2008, an increase of $200 thousand or 11.8% from the comparable quarter of 2007. The increase was primarily due to an increase in salary expense of $108 thousand and other real estate owned expense of $114 thousand. For the full year ended December 31, 2008, non-interest expense amounted to $7.2 million, which was $900 thousand or 14.3%, above the level of 2007. The expense increase for the twelve month period of 2008 was attributable to numerous factors. Personnel cost increased with salaries and wages increasing $184 thousand or 8.01% resulting from salary adjustments and employee benefits increased $138 thousand or 16.8% resulting from increased cost of insurance and pension benefits. Deposit insurance increased $121 thousand or 98.0% as increased assessment fees which took effect in July of 2007 were in effect for all of 2008. Professional fees increased $119 thousand or 17.4%, primarily the result of increased legal cost and expenses related to repossessed assets increased $390 thousand or 100% as the result of taking a write down of collateral taken on a defaulted loan.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. noted “2008 was one of the most challenging years for the economy and the banking industry since the Great Depression in 1929. In the face of these challenges our Bank grew its’ loan portfolio over 34% in 2008 and we enjoyed our 9th consecutive year of profitability with the continued strength of our core earnings. We are very disappointed that we took a loss on our investment in Fannie Mae and Freddie Mac. Equally frustrating was our write down of two mortgage backed securities, which are not sub-prime loan investments and have not missed a required payment since they were purchased two years ago. Several government agencies, including the SEC continually discuss the hardship that FASB 157 “fair value accounting” is placing on the financial condition of the banking industry and yet we are forced to book losses on investments that continue to make their payments under the theory that they are “impaired” because there is no longer a liquid market for these securities, even if we are not required to sell them. The before tax charge off for these investments in 2008 was $2.3 million. The continued weakness in the real estate market has caused our nonperforming assets to increase to $8.2 million at December 31, 2008 from $805 thousand at December 31, 2007. However the major project in our nonperforming assets category, which is 63% of the total, is under agreement for sale and is expected to close in the first quarter of 2009 without a loss to us. We anticipate additional challenges in our real estate portfolio in 2009 as the recession drags on. We can meet these challenges head on with the expertise and hard work of the lending personnel. Unfortunately, we may have to take additional charges to capital and earnings on parts of our investment portfolio under FASB 157 if the market for such securities continues to deteriorate.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank has a loan production office in Havertown, Pennsylvania. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	December 31, 2008	December 31, 2007	% Change
	(in thousands)	(in thousands)
Total assets	$603,164	$460,135	31.08%
Cash and cash equivalents	7,270	9,178	-20.79%
Investment securities	39,015	33,711	15.73%
Loans receivable, net	539,883	402,683	34.07%
Deposits	495,327	379,480	30.53%
Borrowings	61,943	40,322	53.62%
Stockholders’ equity	41,513	36,418	13.99%

SELECTED FINANCIAL RATIOS

	4th Quarter	4th Quarter	Year Ended	Year Ended
	2008	2007	December 31, 2008	December 31, 2007
Return on average assets	0.59%	1.30%	0.79%	1.41%
Return on average equity	8.76%	16.13%	11.03%	17.17%
Interest rate spread	3.10%	2.97%	2.97%	3.33%
Net interest rate margin	3.43%	3.52%	3.36%	3.88%
Efficiency ratio	56.75%	41.09%	50.40%	39.73%

SELECTED OPERATIONS DATA

	4th Quarter	4th Quarter	Year Ended	Year Ended
$ in thousands	2008	2007	December 31, 2008	December 30, 2007

Interest and dividend income	$9,818	$8,646	$36,909	$33,186
Interest expense	4,842	4,797	19,291	17,595
Net interest income	4,976	3,849	17,618	15,591
Provision for loan losses	544	265	2,063	1,161
Net interest income after
provision for loan losses	4,432	3,584	15,555	14,430
Non-interest income (loss)	(1,052)	444	(1,251)	1,491
Non-interest expense	1,918	1,655	7,209	6,325
Income before income taxes	1,462	2,373	7,095	9,596
Provision for income taxes	589	908	2,848	3,744
Net income	873	1,465	4,247	5,852

Basic income per share	0.23	0.40	1.13	1.61
Diluted income per share	0.22	0.35	1.05	1.42

Weighted shares – basic	3,787,880	3,635,089	3,746,447	3,629,235
Weighted shares – diluted	3,970,265	4,154,814	4,038,258	4,118,319

Note that basic and diluted shares shown above for both 2008 and 2007 and the resulting calculation of earnings per share reflect the 15% stock dividend effective April 18, 2008.

ASSET QUALITY DATA

	December 31,	December 31,
	2008	2007
	(in thousands)	(in thousands)
Allowance for loan losses	$7,777	$5,706
Percentage of allowance for
loan losses of total loans	1.42%	1.40%
Non-accrual loans	$8,220	$805
Repossessed assets	$972	$400